Exhibit 99.1

Ventyx Biosciences Reports First Quarter 2025 Financial Results and Highlights Recent Corporate Progress

Topline data from multiple Phase 2 studies expected throughout 2025

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Q2 readout from VTX3232 study in patients with early Parkinson’s disease
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H2 readout from VTX2735 study in patients with recurrent pericarditis
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H2 readout from VTX3232 study in participants with obesity and cardiometabolic risk factors

Cash, cash equivalents and marketable securities balance of $228.8M as of March 31, 2025 expected to fund planned operations into at least H2 2026

SAN DIEGO, CA, May 8, 2025 (GLOBE NEWSWIRE) -- Ventyx Biosciences, Inc. (Nasdaq: VTYX) (“Ventyx”, “Company”), a clinical-stage biopharmaceutical company focused on developing innovative oral therapies for patients with autoimmune, inflammatory, and neurodegenerative diseases, today reported first quarter financial results and highlighted recent pipeline and business progress.

“Ventyx has established itself as the leader in discovery and development of NLRP3 inhibitors with two novel compounds, VTX3232 and VTX2735 progressing through Phase 2 trials in neurodegenerative, cardiovascular, and metabolic indications - disease states thought to be driven by pathologic activation of the NLRP3 inflammasome,” said Raju Mohan, PhD, President and Chief Executive Officer. “We are on track to complete the Phase 2 biomarker trial in Parkinson’s disease in Q2 2025 and have initiated planning for the next phase of development. In the second half of 2025, we anticipate releasing results from the Phase 2 trial of VTX3232 in participants with obesity and cardiometabolic risk factors and the Phase 2 trial of VX2735 in patients with recurrent pericarditis, and we look forward to sharing the data and development plans as they become available.

“In addition, we have expanded our Scientific Advisory Board to include experts in the NLRP3 field, recurrent pericarditis, and neurodegenerative and cardiovascular diseases in anticipation of preparing for the next phase of development and strengthening our NLRP3 portfolio.”

Pipeline Updates and Anticipated Milestones

NLRP3 Inhibitor Portfolio: Ventyx’s portfolio of potential best-in-class oral NLRP3 inhibitors, in development for systemic inflammatory conditions, cardiometabolic and neurodegenerative diseases, include VTX2735, a peripherally restricted NLRP3 inhibitor, and VTX3232, a central nervous system (CNS)-penetrant NLRP3 inhibitor.

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VTX3232 in Parkinson’s Disease (Q2 2025 data): The Phase 2 open-label biomarker and imaging trial of VTX3232 in patients with early stage idiopathic Parkinson’s disease is on track to complete in the second quarter of 2025. Key endpoints include safety, pharmacokinetics in plasma and cerebrospinal fluid (CSF), and NLRP3-, inflammatory- and neurodegeneration-related biomarkers in plasma and CSF. The trial also includes exploratory TSPO (Translocator Protein) PET imaging as a marker of microglial activation.

Data from the Phase 2 study are expected to inform future development of VTX3232 in neurodegenerative diseases, including Parkinson’s disease. Beyond Parkinson’s disease, NLRP3 inhibition in the CNS may have therapeutic utility in a range of other neurodegenerative diseases, including Alzheimer’s disease, multiple sclerosis, and amyotrophic lateral sclerosis.

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VTX2735 in Recurrent Pericarditis (H2 2025 data): The ongoing Phase 2, multicenter, open-label trial of VTX2735 in patients with recurrent pericarditis is expected to yield topline results in the second half of 2025. The trial will enroll approximately 30 patients for a 6-week primary treatment period, followed by a 7-week extension period. Key endpoints include safety, change in the numerical rating scale (NRS) pain score, and change in high sensitivity C-reactive protein (hsCRP).

By addressing relapsing disease with an oral agent, VTX2735 has the potential to streamline treatment for patients with recurrent pericarditis.

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VTX3232 in Cardiometabolic Diseases (H2 2025 data): The ongoing Phase 2, multicenter, double-blind, placebo-controlled trial of VTX3232 in participants with obesity and cardiometabolic risk factors is expected to provide topline results in the second half of 2025. The trial will enroll approximately 160 subjects randomized to one of four groups for a 12-week primary treatment period: monotherapy placebo, monotherapy VTX3232, combination semaglutide + placebo, or combination semaglutide + VTX3232. Key endpoints include safety and change in hsCRP. The trial will also assess a panel of exploratory endpoints, including biomarkers of inflammation and cardiometabolic disease, as well as imaging to assess body composition and liver fat.

Data from the Phase 2 trial are expected to inform future development of the Company’s NLRP3 inhibitors in cardiometabolic diseases.

Inflammatory Bowel Disease (IBD) Portfolio:

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Tamuzimod (S1P1R Modulator, ulcerative colitis): The Lancet publication of the tamuzimod Phase 2 induction data (January 2025, doi:10.1016/S2468-1253(24)00386-8) highlighted robust clinical and endoscopic remission rates in patients dosed with tamuzimod compared to placebo. Combination treatment is emerging as a compelling concept in IBD to break through the modest clinical remission rates seen with monotherapies today. Tamuzimod’s efficacy and safety profile could position it as the backbone of future combination regimens with another oral or biologic agent. The Company is exploring partnership opportunities for tamuzimod in ulcerative colitis.
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VTX958 (TYK2 Inhibitor, Crohn’s disease): Presentation of Phase 2 data for VTX958 in Crohn’s disease at the 20th Congress of the European Crohn’s and Colitis Organisation (ECCO, February 2025, Journal of Crohn's and Colitis, doi.org/10.1093/ecco-jcc/jjae190.1175) demonstrated a robust, dose-dependent endoscopic response at Week 12 for VTX958 compared to placebo, including a greater magnitude of reduction in two key biomarkers of inflammation, CRP and fecal calprotectin.

The totality of the Phase 2 data suggest that VTX958 may have disease-modifying benefits in Crohn’s disease. We are exploring multiple options for continued development of VTX958 in Crohn's disease, including partnership opportunities.

First Quarter Financial Results

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Cash Position: Cash, cash equivalents and marketable securities were $228.8 million as of March 31, 2025. We believe our current cash, cash equivalents and marketable securities are sufficient to fund our planned operations into at least the second half of 2026.
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Research and Development (R&D) expenses: R&D expenses were $22.9 million for the first quarter of 2025, compared to $33.7 million for the first quarter of 2024.
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General and Administrative (G&A) expenses: G&A expenses were $7.2 million for the first quarter of 2025, compared to $8.0 million for the first quarter of 2024.
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Net loss: Net loss was $27.4 million for the first quarter of 2025, compared to $38.6 million for the first quarter of 2024.

About Ventyx Biosciences

Ventyx Biosciences is a clinical-stage biopharmaceutical company developing innovative oral therapies for patients with autoimmune, inflammatory, and neurodegenerative diseases. Our expertise in medicinal chemistry, structural biology, and immunology enables the discovery of differentiated oral small molecule therapeutics for conditions with high unmet medical need, and our extensive experience in clinical development allows the rapid progression of these drug candidates through clinical trials.

Our portfolio of NLRP3 inhibitors includes VTX2735, a peripherally restricted NLRP3 inhibitor in Phase 2 development for recurrent pericarditis, and VTX3232, a CNS-penetrant NLRP3 inhibitor in Phase 2 development for neurodegenerative and cardiometabolic diseases. Our inflammatory bowel disease portfolio includes two Phase 2 compounds: tamuzimod (VTX002), an S1P1R modulator, and VTX958, a TYK2 inhibitor.

For more information on Ventyx, please visit our website at https://ventyxbio.com.

Forward-Looking Statements

Ventyx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Ventyx’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the potential of each of Ventyx’s product candidates, including the potential of VTX2735 and VTX3232, to emerge as best-in-class NLRP3 inhibitors and produce safe, effective or disease modifying results for the treatment of systemic inflammatory conditions or cardiometabolic or neurodegenerative diseases, the anticipated timing of enrollment of subjects, and the estimated total subjects enrolled, in each of the Phase 2 trials; the anticipated timing for the topline results of the ongoing Phase 2 trials of VTX3232 subjects in Parkinson’s disease in Q2 2025, and in the setting of obesity with cardiometabolic risk factors in H2 2025, and the Phase 2 trial of VTX2735 in recurrent pericarditis in H2 2025; management’s plans with respect to the commitment of internal resources toward further analysis, or development, including future studies, partnerships or other source of non-dilutive financing for tamuzimod in ulcerative colitis and VTX958 in Crohn’s disease; the potential for VTX3232 and VTX2735 in multiple cardiometabolic, systemic or neurological diseases and the continued development related thereto; the utility, safety or efficacy of a combination regimen including tamuzimod; and the expected timeframe for funding Ventyx’s operating plan with current cash, cash equivalents and marketable securities.

The inclusion of forward-looking statements should not be regarded as a representation by Ventyx that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Ventyx’s business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; Ventyx’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; disruptions in the supply chain, including raw materials needed for manufacturing and animals used in research, delays in site activations and enrollment of clinical trials; the results of preclinical studies and clinical trials; early clinical trials not necessarily being predictive of future results; interim results not necessarily being predictive of final results; the potential of one or more outcomes to materially change as a trial continues and more patient data become available and following more comprehensive audit and verification procedures; regulatory developments in the United States and foreign countries; economic uncertainty in global markets caused by, among other things, geopolitical conditions, tariffs, military conflicts, and inflation volatility; unexpected adverse side effects or inadequate efficacy of Ventyx’s product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; Ventyx’s ability to obtain and maintain intellectual property protection for its product candidates; the use of capital resources by Ventyx sooner than expected; and other risks described in Ventyx’s prior press releases and Ventyx’s filings with the Securities and Exchange Commission (SEC), including in Part II, Item 1A (Risk Factors) of Ventyx’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on or about the date hereof, and Ventyx’s subsequent filings with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Ventyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Relations Contact:

Joyce Allaire
Managing Director

LifeSci Advisors
IR@ventyxbio.com

Financial Tables

Ventyx Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three months ended March 31,
	2025	2024
Operating expenses:
Research and development	$22,898	$33,747
General and administrative	7,199	8,021
Total operating expenses	30,097	41,768
Loss from operations	(30,097)	(41,768)
Other (income) expense:
Interest income	(2,666)	(3,227)
Other expense	9	31
Total other (income) expense	(2,657)	(3,196)
Net loss	$(27,440)	$(38,572)
Unrealized loss on marketable securities	(114)	(62)
Foreign currency translation	111	(9)
Comprehensive loss	$(27,443)	$(38,643)
Net loss per share attributable to common shareholders, basic and diluted	$(0.39)	$(0.62)
Shares used to compute basic and diluted net loss per share attributable to common shareholders	71,131,439	61,829,976

Ventyx Biosciences, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31,	December 31,
	2025	2024
Cash, cash equivalents and marketable securities	$228,807	$252,943
Working capital	230,164	216,849
Total assets	253,480	276,563
Total liabilities	21,847	22,518
Accumulated deficit	(581,749)	(554,309)
Total stockholders' equity	231,633	254,045